Exhibit 99.2

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM,

DATED OCTOBER 22, 2007

NON-GAAP FINANCIAL MEASURES

We use the key financial measures EBIT, EBITDA and Adjusted EBITDA in this offering memorandum. These financial measures are used by management to measure operating performance. Management presents EBIT as a measure of business segment results, EBITDA to highlight trends and Adjusted EBITDA to provide additional information about certain non-cash items and about unusual items that we do not expect to incur (or incur at the same level) in the future. EBIT, EBITDA and Adjusted EBITDA may also be used by investors to measure a company’s ability to service its debt and meet its other cash needs. EBIT, EBITDA and Adjusted EBITDA are not recognized terms under GAAP. Accordingly, EBIT, EBITDA and Adjusted EBITDA should not be used as indicators of, or alternatives to, operating income and net income as measures of operating performance or of cash flow from operating activities as a measure of liquidity. Our presentations of EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBIT, EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, our presentation of EBIT, EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

We are providing, on a consolidated basis, a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable GAAP financial measure. See footnote (3) to the table under the heading “Offering Memorandum Summary—Summary Historical and Pro Forma Financial Information.” For an explanation and our calculation of EBIT, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to the closing of the transactions described in this offering memorandum or to expected cost savings, margins growth, cash flows, capital expenditures, market and industry growth rates and trends (including trends towards outsourcing), product line and market expansion, market share, operational improvements (including head count, technological, customer service and business improvement initiatives), retention rates, demand for our products, litigation results and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performances and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this offering memorandum, including, without limitation, in conjunction with the forward-looking statements included in this offering memorandum. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

The matters referred to in the forward-looking statements contained in this offering memorandum may not in fact occur. Accordingly, we caution you against relying on forward-looking statements. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA

Information regarding the market share and market position of our businesses contained in this offering memorandum consists of our estimates based on data and reports compiled by industry professional organizations, including Aite Group, IDC Market Analysis, International (“IDC”), The Nilson Report and industry analysts and on our management’s knowledge of our business and markets.

Although we believe that the third-party sources upon which we have relied are reliable, we and the initial purchasers have not independently verified market industry data provided by third parties, and we and the initial purchasers take no further responsibility for this data. Similarly, while we believe our management’s estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we and the initial purchasers cannot assure you that they are accurate.

CERTAIN TERMINOLOGY

The number of customer accounts we disclose for the company or any segment of the company may include multiple accounts for a single customer since we provide services to certain customers at different locations with each location representing a separate account.

We based our statements in the offering memorandum with respect to our revenue retention rates on internal information that is calculated by each of our operating units with respect to their 2006 annual revenue retention rates. The methodologies by which our operating units calculate their retention rates vary. Accordingly, in considering our revenue retention rates, be advised that the underlying data used in making a determination regarding our revenue retention rates may not be on a comparable basis across our company.

Management uses revenue retention rates as a measure to estimate the level of recurring revenues from our customer base over a period of time.

OFFERING MEMORANDUM SUMMARY

On May 30, 2007, affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. (referred to herein as the “Sponsors”) entered into an agreement and plan of merger (as amended as of July 30, 2007) to acquire all of the outstanding equity of Ceridian Corporation. Under the terms of the merger agreement, the Sponsors and their co-investors, including certain members of management, will acquire all of the outstanding equity for an aggregate purchase price of approximately $5.3 billion. Unless otherwise noted, references to (i) “Ceridian,” “our company,” “we,” “us” and “our” refer to Ceridian Corporation and its direct and indirect subsidiaries assuming the completion of the Transactions; (ii ) “fiscal year” refers to the twelve months ended December 31 of the year referenced; and (iii) “pro forma” means after giving effect to the Transactions and the adjustments set forth under “Unaudited Pro Forma Condensed Consolidated Financial Data,” and with respect to EBITDA and Adjusted EBITDA, includes the adjustments and other items set forth in footnote (3) to the table under the heading “Offering Memorandum Summary—Summary Historical and Pro Forma Financial Information.”

Our Company

We are a major provider of outsourced processing services to a diverse customer base in a wide range of industries. We have significant market positions in large and growing markets and expect to benefit from the long-term trend towards outsourcing. We operate through two principal business segments, Human Resource Solutions (“HRS”) and Comdata. HRS offers a broad range of human resource (“HR”) outsourcing services built around a core capability of payroll processing. HRS is one of the three largest payroll processing companies in the United States and one of the two largest in Canada. Comdata is a major payment processor of credit, debit and stored value card transactions, primarily for the transportation and retail industries in the United States. Comdata is the largest provider of fleet payment cards and related services to the U.S. long-distance trucking industry, serving nine of the top 10 long-distance trucking companies. We believe Comdata is one of two leading providers of stored value cards (such as gift cards) to U.S. retailers, delivering more than 550 million stored value cards to more than 500 merchants in 2006.

Our mission is to help our customers maximize the power of their people, lower their costs and focus on what they do best. We seek to accomplish this by leveraging our processing platforms and infrastructure to deliver timely, accurate and high volume transaction processing services to our customers. These capabilities have been developed over several decades and can handle additional capacity with modest incremental cost, enabling us to increase our cash flow and operating margins as we grow. By focusing on servicing our customers’ mission-critical needs, we have been able to develop strong, long-term customer relationships across our businesses with greater than 90% annual revenue retention rates. Our high revenue retention rates and recurring transaction-based business model have provided us with a stable base of revenue. In 2006, we had over 130,000 customer accounts. Our broad customer base reduces our reliance on any single customer as our top 10 customers accounted for less than 8% of revenue and our single largest customer represented less than 3% of revenue in 2006.

Our U.S. HRS business has specific initiatives underway to improve its operating margins while also improving customer service quality. We expect to execute initiatives by the end of 2008 which we estimate will generate $100 million in annualized cost savings. We have already executed certain of these initiatives, which we expect to generate $50 million in annualized savings. We believe our detailed operating plan is achievable and will allow us to bring our margins in-line with our peers. As a result of this plan, we believe U.S. HRS will be a more efficient and streamlined business, capable of capturing the growth opportunities available in our markets.

For the twelve months ended June 30, 2007, we generated revenue of $1,604.0 million and pro forma Adjusted EBITDA of $486.3 million. The following charts set forth our revenue and pro forma Adjusted EBITDA for the twelve months ended June 30, 2007 by business segment (dollars in millions):

Our Segments

Human Resource Solutions

Our HR solutions are designed to help companies more easily and effectively manage their workforce and the information integral to HR processes while reducing costs and enabling them to focus on their core businesses. We offer a broad range of HR outsourcing services built around a core capability of payroll processing. Over time we have complemented our payroll processing services by adding additional HR outsourcing services, including benefits administration and integrated health and productivity services. This strategy has enabled us to offer our customers comprehensive HR outsourcing solutions that the market increasingly demands. HRS serves more than 35 million employees and has more than 110,000 customer accounts.

U.S. Payroll Processing, Tax Filing and Related HR Services (“U.S. Payroll”)

Our U.S. Payroll operating unit provides a wide range of services including payroll processing, collecting and remitting funds for payroll taxes, filing applicable returns, furnishing employee payroll checks and direct deposit advices and other related HR services. We are the third largest payroll processing provider in the United States, with a 5% market share. U.S. Payroll has more than 21,000 customer accounts, primarily in the mid-market segment, which we define as those businesses with 100 to 5,000 employees. In 2006, we processed approximately 115 million checks, and our average revenue per customer account was approximately $26,000, reflective of the relatively low cost of outsourcing payroll processing. Included in our U.S. Payroll revenue is the investment income we earn on customer funds before those funds are remitted to taxing authorities, customer employees or other third parties. For the twelve months ended June 30, 2007, U.S. Payroll generated $539.3 million of revenue representing 49% of HRS revenue.

Other U.S. HRS Services

Benefits Administration Services (“Benefits”)

Our Benefits operating unit provides integrated employee health and welfare benefits administration services for active, former and retired employees. Benefits offers services including annual health plan enrollment, ongoing employee enrollment, benefits continuation, eligibility services and flexible spending accounts. Benefits serves more than 60,000 customer accounts, primarily in the mid-market segment, and its services are sold principally through our network of more than 6,000 brokers. For the twelve months ended June 30, 2007, Benefits generated $144.2 million of revenue representing 13% of HRS revenue.

Work-Life, Employee Assistance, Health and Wellness and Productivity Solutions (“LifeWorks”)

Our LifeWorks operating unit provides fully integrated health and productivity services ranging from employee assistance programs to work-life, health coaching and absence management solutions. These services address employee effectiveness issues and seek to improve customer employee retention rates and productivity, reduce absenteeism and health care costs and enhance recruitment success. LifeWorks has approximately 1,700 customer accounts directly and more than 36,000 additional customer accounts through third-party relationships. For the twelve months ended June 30, 2007, LifeWorks generated $133.4 million of revenue representing 12% of HRS revenue.

Human Resource Outsourcing (“HRO”)

Our HRO operating unit assumes responsibility for our customers’ entire human resources department. HRO focuses on companies with 3,000 to 15,000 employees, providing them with a comprehensive suite of modular, fully managed HRS products. HRO revenue is reported within the U.S. Payroll, Benefits and LifeWorks operating units.

International HRS

Our International HRS operating unit is comprised of Ceridian Canada Ltd. (“Ceridian Canada”) and Ceridian UK Limited (“Ceridian UK”) and provides payroll processing services, human resource information system solutions, tax filing services (in Canada only), work-life, employee assistance programs and recruitment services. We believe Ceridian Canada is one of two payroll processing services market leaders in Canada with approximately 25% market share and significant brand recognition. Ceridian UK is also a leading payroll processor in the United Kingdom. For the twelve months ended June 30, 2007, Ceridian Canada and Ceridian UK generated $193.5 million and $97.6 million of revenue, respectively, together representing 26% of HRS revenue.

Comdata

Comdata is a major payment processor of credit, debit and stored value card transactions, primarily for the transportation and retail industries in the United States. Comdata has generated double digit year-over-year revenue growth for 13 consecutive quarters by providing services in some of the fastest growing areas within the payment processing industry. As a full-service merchant processor, Comdata’s platforms support both its proprietary and branded card networks, as well as card processing for other major card types. Comdata is comprised of two operating units: Transportation Services and Retail Services.

Transportation Services

Our Transportation Services operating unit is the largest provider of fleet payment cards and related services to the U.S. long-distance trucking industry. We provide these services primarily through the use of our Comdata Card, a payment card with credit and debit capabilities. The Comdata Card enables companies to authenticate, authorize and control employee purchases and provide payroll and cash advances to their employees. We also provide detailed information to our customers that enables them to control their spending, and we pass along discounts that we are able to negotiate with fuel and repair service providers. Comdata Transportation Services processes approximately 90 million funds transfer transactions annually worth approximately $23 billion. We provide services to nine of the top 10 long-distance trucking companies and have more than 21,000 long-distance and local fleet customer accounts that have more than 1.1 million active Comdata Cards. Our Comdata Cards are accepted at more than 9,500 truck stops, travel centers and repair facilities nationwide. For the twelve months ended June 30, 2007, Transportation Services generated $320.5 million of revenue representing 65% of Comdata revenue.

Retail Services

Our Retail Services operating unit is a leading provider of stored value cards and employer pay cards to customers principally in the retail, restaurant, hospitality and service industries in the United States. Comdata provides complete stored value card programs to more than 500 merchants for use as gift cards, credits for returned products, loyalty promotions and retail promotions. In 2006, Comdata Retail Services delivered more than 550 million stored value cards and processed approximately 900 million transactions, primarily in the United States. We have a small but growing international presence and process transactions originating from 20 other countries. For the twelve months ended June 30, 2007, Retail Services generated $175.5 million of revenue representing 35% of Comdata revenue.

Our Strengths

Large and Growing Markets.    We benefit from operating in large markets with strong and consistent historical and projected growth:

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HRS—According to IDC, global HR services is an $89 billion industry and is expected to grow at an 8% compound annual growth rate (“CAGR”) through 2011. Our U.S. HRS operations are focused primarily on the payroll processing, other HR processing and business process outsourcing services segments of the $45 billion U.S. HR services market, which is expected to grow at a 9% CAGR from 2006 through 2011. Each of the segments comprising the HR services market has grown every year from 2000 to 2006, with the total market growing at a 12% CAGR during that period. IDC estimates that 45% of companies in the United States outsource their payroll functions to third-party providers. We believe this continued trend toward HR outsourcing represents a significant opportunity to penetrate those businesses that do not currently outsource.

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Comdata Transportation Services—As a major payment processor of credit, debit and stored value card transactions, we benefit from the continued trend from paper-based to card-based payments. While directly comparable statistics for card-based payments for the trucking and transportation industry are not readily available, according to The Nilson Report, consumer card-based spending volume in the United States is projected to grow at a 12% CAGR from 2005 through 2010, compared to 5% for overall spending volume for the same period. With respect to fuel and related purchases, there was $219 billion in card-based spending at U.S. gas stations in 2006. This market segment grew at an 11% CAGR from 2001 to 2006. We believe that transportation companies will continue to increase their utilization of third-party fleet cards, such as the Comdata Card, due to the level of information and control on spending that can be provided by utilizing third-party fleet cards with closed-loop networks.

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Comdata Retail Services—According to the Aite Group, there were nearly $100 billion of transactions processed through stored value cards in 2006 and the $658 million stored value card processing industry is projected to grow at a 40% CAGR from 2006 to 2009.

Leading Market Positions.    We believe that our size, scale and leading market positions will enable us to continue to capitalize on the growth within our markets.

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HRS—We are one of only three major providers in the U.S. payroll processing market with a 5% market share and, with Automatic Data Processing, Inc. (“ADP”), one of two leading providers serving the mid-market segment in the United States. We have used our strong U.S. Payroll market position to build significant positions in our other HR market segments. We believe Ceridian Canada is one of two market leaders in Canada, with approximately 25% market share and significant brand recognition. We also believe Ceridian UK is a leading payroll processing provider in the United Kingdom.

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Comdata Transportation Services—We are the largest provider of fleet payment cards and related services to the U.S. long-distance trucking industry, serving nine of the top 10 long-distance trucking companies.

•	Comdata Retail Services—We believe Comdata is one of two leading U.S. providers to retailers in the high growth stored value card market.

Stable, Recurring Revenue With High Customer Retention Rates.    Our business model is predicated on providing our customers with transaction-based, core services that are recurring in nature. The services that we provide, such as enabling HRS customers to pay their employees and transportation customers to purchase fuel, are generally essential to our customers’ businesses. We also benefit from employers’ unwillingness to take risks in switching providers due to potential business interruptions and the relatively low cost of our services. We believe that these factors, as well as our reputation for consistent, reliable service, have enabled us to maintain annual revenue retention rates greater than 90%. This in turn results in a large base of recurring revenue each year and significant visibility on projected revenue.

Strong Free Cash Flow.    Our EBITDA margins, modest capital expenditure requirements and attractive working capital profile drive significant free cash flow generation. Since 2004, we have increased Adjusted EBITDA margins from 14.9% to 24.1% for the twelve months ended June 30, 2007 (excluding $100 million of cost savings included in Adjusted EBITDA). Our capital expenditures for the twelve months ended June 30, 2007 were approximately 4% of sales, benefiting from our scalable operating platforms, which enable us to generate additional revenue with modest incremental capital investment. We expect that the strong historic retention of our revenue base along with our disciplined approach toward spending will enable us to continue generating consistent cash flow.

Well-Diversified Customer Base.    We benefit from a large customer base with limited customer concentration. We have more than 130,000 customer accounts with the top 10 accounting for less than 8% of revenue and our single largest customer account representing less than 3% of revenue during 2006. We believe this customer diversity reduces our reliance on any single customer.

Highly Experienced Management Team.    Kathryn V. Marinello joined Ceridian as President and Chief Executive Officer in October 2006 from General Electric (“GE”) where she was President and Chief Executive Officer of GE Fleet Services. Since joining us, Ms. Marinello has significantly strengthened our senior management team by hiring Gregory J. Macfarlane, Perry H. Cliburn, Michael F. Shea and Kairus K. Tarapore. Many of these executives have worked together in the past and each has a successful track record of driving revenue growth and achieving operational improvements.

Name	Title	Years of industry experience	Years at Ceridian	Relevant previous experience
Kathryn V. Marinello	President and Chief Executive Officer	25	1	President and Chief Executive Officer, GE Fleet Services Chief Executive Officer, GE Partnership Marketing President, First Data Electronic Payments Group

Gregory J. Macfarlane	Executive Vice President and Chief Financial Officer	15	<1	Chief Financial Officer, GE-WMC Mortgage Chief Financial Officer, GE Partnership Marketing Chief Financial Officer, GE Fleet Leasing Japan

James Burns	Executive Vice President and President, Ceridian International	26	10	President, Ceridian Canada Chief Financial Officer, Ceridian UK

Perry H. Cliburn	Executive Vice President, Chief Technology Officer	25	<1	Chief Information Officer, Hewitt & Associates Senior Vice President, First Data Resources (Information Technology)

Gary M. Nelson	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	31	10	Outside legal counsel to Ceridian and its predecessors

Michael F. Shea	Executive Vice President, Quality & Service Operations	18	<1	Senior Vice President, Operations, GE Fleet Services

Kairus K. Tarapore	Executive Vice President, Human Resources	22	<1	Senior Vice President, GE Fleet Services Vice President-Human Resources, GE Automotive Finance

Complementing our executive team are experienced business unit leaders with an average of 20 years of industry experience and more than four years of experience with us.

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Our Strategy

Our goals are to continue to increase the value we deliver to our customers, streamline our operations and grow our business profitably. We intend to execute our goals through the following business strategies:

Capitalize on Leading Market Positions.    We believe our leading market positions will enable us to benefit from the growth opportunities available in our markets. As a leading payroll provider, we should benefit from the continued trend toward payroll and HR outsourcing. Accordingly, we intend to use our position to attract new customers to our core payroll business while further growing our Benefits, LifeWorks and HRO operating units. In Comdata Transportation Services, we will continue to expand our product offerings, services and network to increase our customer base and enable our customers to control their spending on a wider range of goods and services. In Comdata Retail Services, we intend to continue using our strong position to capture increased global market share in this rapidly growing industry and winning large accounts that other providers may not be as well-situated to handle.

Execute U.S. HRS Operating Improvement Plan.    Our U.S. HRS operating unit has specific initiatives underway to improve its margins while also improving customer service quality. With relatively lower margins than our competitors such as ADP and Paychex, Inc. and our own Ceridian Canada operating unit, we believe there is significant potential to increase U.S. HRS margins. This margin differential is largely due to a decentralized and multi-layered organization with duplicative headcounts, technology platforms and manual processes. Our operating improvement plan consists of several initiatives to significantly improve results, including the following four key initiatives that will be implemented in a phased approach:

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Workforce Reduction.    We are targeting a 10% reduction (approximately 550 employees) in our U.S. HRS workforce and corporate infrastructure and have already made significant progress towards our goal by reducing our workforce by 400 employees to date. The workforce reduction is expected to simplify and streamline our business with minimal impact on sales and customer-facing employees. We expect this workforce reduction will reduce operating expenses by approximately $40 million on an annualized basis by the end of 2008.

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Selling, General and Administrative Spending Rationalization.    We are targeting a reduction in selling, general and administrative (“SG&A”) spending through initiatives, including consolidating facilities, more efficient vendor management and purchasing, and reductions in corporate overhead spending. We expect this targeted reduction in SG&A spending will reduce operating expenses by approximately $25 million on an annualized basis by the end of 2008.

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Streamlined Technology Spending.    We are targeting cost efficiencies in technology spending through several initiatives including: (i) minimizing investments in and phasing out legacy platforms and applications and focusing on a few key development projects; (ii) outsourcing certain technology functions; and (iii) negotiating cost-effective technology supplier agreements. We expect that streamlined technology spending will reduce operating expenses by approximately $20 million on an annualized basis by the end of 2008.

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Business Process Improvements.    We are targeting business process improvements including transferring certain processes offshore and streamlining and improving new customer implementations, customer service and other HRS processes. We are currently finalizing negotiations with offshore service companies and the timeline over which to transfer certain processes. Other initiatives include reengineering and simplifying implementation processes to enable us to double the number of new customer additions with existing resources. We expect these business process improvements will reduce operating expenses by approximately $15 million on an annualized basis by the end of 2008.

When fully executed by the end of 2008, we believe these initiatives will generate $100 million in annualized cost savings. We expect to incur one-time costs of approximately $50 million in connection with their execution by the end of 2008. We believe these initiatives can generate an additional $50 million in annualized cost savings beyond 2008 (for a total of $150 million). We further believe that our plan is highly achievable based on several key elements: (i) savings are clearly identifiable and consistent with competitive benchmarks; (ii) our new management team has a proven track record of realizing cost reductions; and (iii) we have already executed on several initiatives that we believe will generate approximately $50 million in annualized cost savings. The Sponsors have worked extensively with our new management team to increase the achievability and accelerate the timing of this operating improvement plan and will provide valuable expertise in executing our cost savings and technology strategies. We believe our operating improvement plan will make U.S. HRS a more efficient and streamlined business, providing better customer service and more capable of capturing the growth opportunities available in the market.

Improve Customer Service and Retention Rates.    Our primary focus is on providing timely and reliable service to our customers, which we believe has contributed to our attaining retention rates in excess of 90%. We believe our operating improvement plan will further enhance customer service by creating a leaner and more efficient company. For example, through more efficient work flow management, we plan to reduce our call center wait times leading to quicker and more reliable customer service. We have started executing this in our Benefits operating unit with positive results; 75% of incoming calls were answered within 60 seconds during the six months ended June 30, 2007 compared to approximately 60% for the same period in 2006. Also, we plan to streamline certain areas of our organization to place senior executives in a position to be closer and more responsive to customers and their needs. We believe that better customer service will further improve retention rates yielding stronger revenue growth and margins.

Increase Sales through Improved Sales Force and Sales Processes and New Distribution Partners.    We have executed an upgrade of our U.S. Payroll sales force by replacing underperformers with new hires, resulting in approximately 50% of the total sales force being hired in the last 12 months. In conjunction with this new hiring plan, we have implemented new accountability measures, including weekly sales force effectiveness reviews with Ms. Marinello directly driving the effort. As the new sales force continues to mature, we expect new sales order improvements and better customer service. We are also targeting new sales channels by developing distribution relationships with new partners including banks, credit unions, affinity partnerships, third-party administrator networks, and insurance brokers. We intend to leverage FNF’s extensive relationships as part of this strategy.

Expand into Complementary Markets.    We intend to expand our offering of processing services to companies and industries with similar needs as our core customers. For example, U.S. Payroll is targeting the small market segment through our newly developed “Freedom” product, which provides increased functionality on a web based system. In addition, we have been pursuing distribution opportunities to enable us to better reach this market. According to

IDC, companies with fewer than 100 employees represent a $10 billion market segment or approximately 37% of the total U.S. payroll processing market, compared to approximately 6% of our U.S. Payroll revenue, and is approximately 50% penetrated. Increasing our revenue in this market segment should also expand our margins as small companies typically require minimal customization and application flexibility. In Comdata Transportation Services, we plan to continue expansion by offering processing services to industries such as aviation and construction that have similar needs as our core transportation customers. In Comdata Retail Services, we are also expanding our international presence by selling stored value cards to existing customers with international operations and foreign locations.

Cross Sell Our Products.    Historically, our HRS and Comdata business segments, and even the operating units within HRS, have operated as stand-alone operations with little cross-selling. We have begun to focus on more effective selling of our services across the customer bases of our operating units. We believe many such opportunities exist and have noted several representative examples:

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We can cross-sell add-on HR services to existing U.S. HRS customers as well as sell HR services to Comdata customers. For example, we could (i) sell our payroll solutions to customers currently using only our LifeWorks services, (ii) provide HRS recruiting management products to our Comdata Transportation Services customers who need help managing their recruiting processes in a competitive industry and (iii) offer Comdata’s stored value payroll cards to HRS customers in high employee turnover market segments and with large numbers of part-time workers or whose employees typically do not have bank accounts.

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Within U.S. HRS, we have a network of 6,000 Benefits brokers that currently only sell Benefits products. We plan to leverage our existing relationships with these brokers to sell U.S. Payroll and LifeWorks services.

•	Internationally, we can continue to leverage our operations to service our multinational customers.

We believe that effectively cross-selling our service offerings will strengthen our relationships with existing customers, help us attract new customers and increase our revenue growth and profitability.

Our Industry

We operate in two industries, each with distinct growth drivers and competitive dynamics. We offer outsourced processing services to companies through our HRS business segment and payment processing services to transportation and retail companies through our Comdata business segment.

HR Services Industry

The HR services industry covers a broad range of information management, human resource administration and employee assistance products and services. These include transaction-oriented administrative services and software products, primarily in areas such as payroll processing, tax filing, benefits enrollment and administration; and management support services and software in areas such as human resource administration, work-life and employee assistance programs. The market for these services is characterized by recurring revenue, high customer retention rates, low penetration rates and a stable competitive environment. The principal competitive factors relevant to the HR services industry are reliable transaction processing and overall performance, timely and accurate data access, customer service, choice of services, price, functionality, ease and flexibility of use, expertise, integrated platforms, regulatory compliance in the delivery of products and services and data security and privacy.

According to IDC, spending on worldwide HR services for 2006 was approximately $89 billion and is expected to grow at an 8% CAGR from 2006 to 2011, which is consistent with the significant growth this market has experienced over the past five years. In the United States, the estimated $45 billion HR services market in 2006 is projected to grow at a 9% CAGR from 2006 to 2011. Each of the segments comprising the HR services market has grown every year from 2000 to 2006, with the total market growing at 12% CAGR during that period.

IDC estimates that currently 45% of U.S. businesses outsource their payroll business to third-party providers. IDC also estimates that within the outsourced market, only 43% is serviced by the three national providers with the remaining 57% serviced by a fragmented base of small regional service providers. The large percentage of the in-house market combined with the large percentage of the outsourced market serviced by regional providers represents a significant growth opportunity for U.S. HRS.

Card-Based Payment Processing Industry

Companies operating in card-based payment processing provide payment processing and information management services. These services facilitate advances of cash to and purchases by holders of credit, debit and stored value cards on a nationwide basis and the collection of information regarding these transactions. Payment processing can occur through traditional “open-loop” networks, such as MasterCard and Visa, or “closed-loop” networks installed by the payment processors, such as the Comdata network. Closed-loop networks bypass traditional open-loop networks and enable payment processors to capture a broad array of transaction information at the point-of-sale, including the amount of the expenditure, identification of the purchaser and items purchased. Card-based payment processing companies may also provide services such as card issuance, data processing and analysis at the point of transaction and, in the case of a closed-loop network, installation of point-of-sale systems or software applications at participating merchants’ locations. The principal competitive factors relevant to transaction processing are marketing efforts, pricing, reliability of computer and communications systems and time required to effect transactions. According to The Nilson Report, card-based spending volume in the United States is projected to grow at a 12% CAGR from 2005 through 2010 driven by the continued trend from paper-based to card-based payments.

Trucking companies utilize third-party fleet cards with closed-loop networks to gain greater control over their expenses by allowing them to set limits on the use of the cards by designating locations where the cards may be used, what may be purchased, the frequency and amount of authorized use. Within the fuel card market, there was $219 billion in card-based spending at U.S. gas stations in 2006. This market segment grew at an 11% CAGR from 2001 to 2006. As companies in the transportation industry continue to operate in an environment of tighter expense control, the need for information, reporting solutions and payment processing solutions should grow. We believe that this should enable third-party fleet cards with closed-loop networks to increase their share of card payments. This coupled with the continued trend toward electronic payments should drive demand for trucking industry payment solutions. Comdata’s main competitors in this market include First Data Corporation, T-Chek Systems, Inc., Fleet One, L.L.C., FleetCor and Wright Express Corp.

The retail stored value card market is one of the fastest growing segments in the payment processing industry. Stored value cards are increasingly being used by retailers to enhance customer loyalty, increase sales as customers tend to spend beyond the amount on the card and simplify operations. Additionally, stored value cards are effective tools in marketing and merchandising and also generate meaningful float income for retailers. According to the Aite Group, nearly $100 billion of transactions were processed through stored value cards in 2006 and the $658 million stored value card processing industry is projected to grow at a 40% CAGR from 2006 to 2009. Major competitors include First Data Corporation and Chase Paymentech Solutions LLC.

The Transactions

On May 30, 2007, Foundation Holdings, Inc., and Foundation Merger Sub, Inc., affiliates of THL Partners and FNF entered into an agreement and plan of merger (as amended as of July 30, 2007) to acquire all the outstanding equity of Ceridian. Under the terms of the agreement, the Sponsors and their co-investors, including certain members of management, will acquire the equity of Ceridian for $36.00 per share or a total equity purchase price of approximately $5.3 billion (the “Acquisition”).

The Acquisition, including related fees and expenses, is being financed through (i) $336.1 million of available cash on hand to be used for the Transactions as of June 30, 2007, assuming $50.0 million of cash remains on the balance sheet upon the consummation of the Transactions, (ii) $2,250.0 million of borrowings under a senior secured term loan facility (together with a revolving facility to be entered into providing for borrowings up to $300.0 million, the “senior secured credit facilities”), (iii) $1,000.0 million of senior notes, (iv) $300.0 million of senior subordinated notes and (v) an equity investment of approximately $1,700.0 million (subject to the amount of cash on hand, see “Use of Proceeds”) by the Sponsors and their co-investors, representing 32.4% of total capitalization. The Acquisition, the related financing and the application of proceeds therefrom are referred to herein as the “Transactions.”

Corporate Structure

The following chart summarizes our corporate structure and principal indebtedness after giving effect to the Transactions.

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Summary Historical and Pro Forma Financial Information

Set forth below is summary historical consolidated financial information and summary unaudited pro forma consolidated financial information of our business, at the dates and for the periods indicated. The historical information as of December 31, 2004 is derived from Ceridian’s audited historical consolidated balance sheet. The historical information as of December 31, 2005 and 2006 and for the fiscal years ended December 31, 2004, 2005 and 2006 have been derived from Ceridian’s historical consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which have been audited by KPMG LLP. The summary historical financial information as of June 30, 2007 and for the six-month periods ended June 30, 2006 and 2007 have been derived from the unaudited historical consolidated financial statements of Ceridian included in our Quarterly Report on Form 10-Q for the period ended June 30, 2007, which have been prepared on a basis consistent with its annual audited consolidated financial statements. The audited and unaudited financial statements from which the summary historical and pro forma financial information set forth below has been derived, were prepared in accordance with GAAP. In the opinion of management, the unaudited financial information reflect all adjustments, consisting only of normal or recurring adjustments, necessary for a fair presentation of the results of the periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary unaudited pro forma consolidated financial information for the twelve months ended June 30, 2007 have been prepared to give effect to the Transactions as if they had occurred on January 1, 2006, in the case of the summary unaudited pro forma consolidated statement of operations data, cash flow data and other financial data, and on June 30, 2007, in the case of the summary unaudited pro forma consolidated balance sheet data. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The summary unaudited pro forma consolidated financial information are for informational purposes only and do not purport to represent what our actual consolidated results of operations or our consolidated financial position actually would have been if the Transactions had occurred at any date, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The summary historical and unaudited pro forma consolidated financial information should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Data” appearing below and “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended June 30, 2007.

	Historical					Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(dollars in millions)
Statement of Operations:
Revenue	$1,320.4	$1,459.0	$1,565.1	$774.6	$813.5	$1,604.0
Cost of revenue	743.7	793.2	852.4	420.6	443.6	875.4
Selling, general and administrative	480.2	449.5	440.1	223.5	236.6	505.6
Research and development	26.7	28.7	28.6	14.7	13.2	27.1
Loss on derivative instruments(1)	0.3	11.6	2.7	3.1	1.7	1.3

Operating income	69.5	176.0	241.3	112.7	118.4	194.6
Other (income) expense, net(2)	26.5	4.5	(10.5)	(4.0)	(5.1)	(11.6)
Interest income	(2.6)	(7.8)	(13.5)	(8.1)	(9.4)	(2.4)
Interest expense	4.4	5.5	6.0	3.0	3.1	339.4

Earnings (loss) before income taxes	41.2	173.8	259.3	121.8	129.8	(130.8)
Income tax provision (benefit)	4.3	45.9	85.7	43.4	45.1	(63.9)

Net income (loss)	$36.9	$127.9	$173.6	$78.4	$84.7	$(66.9)

Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$240.8	$299.3	$161.7	$11.3	$59.2
Investing activities	(68.0)	(43.1)	(74.1)	(21.7)	(35.7)
Financing activities	(93.5)	(129.8)	(157.2)	(157.1)	67.6

Other Financial Data:
EBITDA(3)	$167.7	$256.8	$338.7	$159.8	$167.0	$367.2
Adjusted EBITDA(3)	196.7	277.4	358.5	166.9	194.7	486.3
Capital expenditures(4)	65.8	64.2	53.0	23.4	35.0	64.6

Balance Sheet Data (at period end):
Cash and cash equivalents	$234.3	$362.9	$294.7	$196.1	$386.1	$50.0
Total assets	6,225.6	6,653.4	6,934.4	6,226.2	6,951.7	10,978.4
Total debt	100.7	106.5	100.5	98.4	89.5	3,554.7
Total stockholders’ equity	1,295.7	1,291.8	1,371.2	1,241.8	1,556.4	1,700.0

Pro Forma Credit Statistics:
Net senior secured debt(5)						$2,204.7
Total net debt(5)						3,504.7
Cash interest expense(6)						325.6
Ratio of net senior secured debt to Adjusted EBITDA						4.5	x
Ratio of total net debt to Adjusted EBITDA						7.2	x
Ratio of Adjusted EBITDA to cash interest expense						1.5	x
Ratio of Adjusted EBITDA less capital expenditures to cash interest expense						1.3	x

(1)	We account for derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. (See Note 1, “Accounting Policies,” to our audited consolidated financial statements). The 2006 and six-month periods ended June 30, 2006 and 2007 expense relates entirely to losses recognized on diesel fuel price derivative instruments. In addition to expense relating to losses recognized on diesel fuel price derivative instruments, the 2004 and 2005 amounts include nominal amounts related to interest rate derivative instruments.

(2)	In 2004, other expense primarily consists of $28.5 of exit costs associated with exiting a business line, net of recoveries. In 2005, amount primarily consists of $9.1 resulting from asset impairments, partially offset by gains on the sale of marketable securities and other assets of $4.3. In 2006, amount primarily consists of $9.2 of gains on the sale of marketable securities and other assets and $0.9 of income from foreign currency translation. For the six-months ended June 30, 2007, amount primarily consists of gains on sales of marketable securities of $2.6 and a gain on the sale of a business of $2.2 and for the six months ended June 30, 2006, amount consists primarily of gains on sales of marketable securities and other assets of $2.7.

(3)	EBITDA is defined as net income plus interest, income taxes, depreciation and amortization. EBITDA is a measure used by management to measure operating performance. EBITDA is also used by investors to measure a company’s ability to service its debt and meet its other cash needs. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of Ceridian and operating results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments required or permitted in calculating covenant compliance under the indentures governing the notes and our new senior secured credit facilities. Adjusted EBITDA is also used by management to measure operating performance and by investors to measure a company’s ability to service its debt and meet its other cash needs. Management believes that the inclusion of the adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP. Accordingly, they should not be used as indicators of, or alternatives to, operating income and net income as measures of operating performance or cash flow from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentations of EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly-titled measures used by other companies. See “Non-GAAP Financial Measures.” Our presentations of EBITDA and Adjusted EBITDA may not be in accordance with current Commission practice or with regulations adopted by the Commission that apply to registration statements filed under the Securities Act and periodic reports presented under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Securities and Exchange Commission Review.”

Historical and pro forma EBITDA and Adjusted EBITDA are calculated as follows:

	Historical					Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(dollars in millions)
Net income (loss)	$36.9	$127.9	$173.6	$78.4	$84.7	$(66.9)
Interest income	(2.6)	(7.8)	(13.5)	(8.1)	(9.4)	(2.4)
Interest expense	4.4	5.5	6.0	3.0	3.1	339.4
Income tax provision (benefit)	4.3	45.9	85.7	43.4	45.1	(63.9)
Depreciation and amortization	124.7	85.3	86.9	43.1	43.5	161.0

EBITDA	167.7	256.8	338.7	159.8	167.0	367.2
Non-cash items(a)	34.6	12.7	21.3	12.8	13.3	21.8
Unusual or non-recurring items(b)	2.6	4.9	6.6	(0.3)	0.5	7.4
Non-recurring severance(c)	0.2	9.5	0.1	0.1	6.5	6.5
Transaction costs(d)	—	—	—	—	8.5	—
Cost savings executed but not yet realized(e)	—	—	—	—	—	50.0
Cost savings to be executed(e)	—	—	—	—	—	50.0
Sponsor monitoring fee(f)	—	—	—	—	—	4.9
Purchase accounting impact on pensions / OPEB(g)	—	—	—	—	—	(17.7)
Other(h)	(8.4)	(6.5)	(8.2)	(5.5)	(1.1)	(3.8)

Adjusted EBITDA	$196.7	$277.4	$358.5	$166.9	$194.7	$486.3

(a)	Non-cash items consist of the following:

	Historical					Pro Forma Twelve Months Ended June 30, 2007
	Year ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(dollars in millions)
Asset impairments / write-offs(i)	$32.1	$9.1	$0.3	$—	$—	$0.3
Non-cash stock compensation	2.4	2.5	21.0	12.8	10.3	18.5
Non-recurring lease charges(ii)	0.1	1.1	—	—	3.0	3.0

	$34.6	$12.7	$21.3	$12.8	$13.3	$21.8

(i)	Represents asset write-offs primarily consisting of $28.5 related to exiting a business line in 2004 and the write-off of various technology development assets in 2004, 2005 and 2006.
(ii)	Represents charges for idle facility leases and operating lease adjustments.

(b)	Unusual or non-recurring items include:

	Historical					Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(dollars in millions)
SEC investigation costs(i)	$2.6	$4.9	$1.3	$0.7	$0.2	$0.8
Litigation costs/recovering(ii)	—	—	5.3	(1.0)	0.3	6.6

	$2.6	$4.9	$6.6	$(0.3)	$0.5	$7.4

(i)	Represents non-recurring legal and other professional fees associated with the ongoing SEC investigation which began in January 2004. The background of the SEC investigation is discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements.
(ii)	Represents unusual legal expenses associated with a patent infringement lawsuit and an unrelated settlement recovery.

(c)	Primarily consists of expenses associated with the termination of senior executives or in connection with exiting business lines.
(d)	Represents expenses recorded in the six months ended June 30, 2007 in connection with the Transactions. The transaction expenses primarily consist of investment banking, legal and other advisory fees. The pro forma results for the twelve months ended June 30, 2007 do not include the effects of the transaction expenses because these expenses are directly related to the Transactions and will not have a continuing impact.
(e)	Represents the amount of annualized cost savings related to our U.S. HRS operating improvement plan projected by us in good faith to be executed by the end of 2008 as a result of specified actions. This is a permitted adjustment in calculating covenant compliance under the indentures governing the notes, and we expect it will be a permitted adjustment under the new senior secured credit facilities. Estimated annualized cost savings achieved by the end of 2008 are as follows:

Pro Forma Twelve Months Ended June 30, 2007
Workforce reduction	$40
Selling, general and administrative spending rationalization	25
Streamlined technology spending	20
Business process improvements	15

Total	$100

Of the $50 of cost savings executed but not yet realized, approximately $35 relates to workforce reductions, $10 relates to SG&A spending rationalization and $5 relates to streamlined technology spending.

Our expected cost savings are based on our good faith estimates, and although we expect to achieve annualized cost savings of $100, the actual amount of cost savings we achieve within a given category and in the aggregate may be greater or less than the estimates set forth above. We have included expected cost savings as an adjustment on a pro forma basis for the twelve months ended June 30, 2007 and not the historical periods presented. See “Offering Memorandum Summary—Our Strategy” for more information concerning our operating improvement plan.

Adjusted EBITDA does not take into account the approximately $50 in one-time costs expected to be incurred by the end of 2008 in connection with the initiatives outlined above to achieve the estimated annualized cost savings of $100. Actual results may differ materially from those reflected due to a number of factors. See “Risk Factors—Risks Relating to our Business and our Industry—We may not realize the anticipated cost savings related to our U.S. HRS operating improvement plan pursuant to the anticipated timetable or at all. We also cannot assure you that we will not exceed the one-time costs associated with implementing our cost savings initiatives.”
(f)	Represents the expected annual sponsor monitoring fees.

(g)	Represents an adjustment to exclude the favorable non-cash impact of purchase accounting on Ceridian’s pension and other post-employment benefits (“OPEB”) expenses.
(h)	These adjustments primarily include the EBITDA impact of businesses that were acquired or divested in 2004, 2005, 2006 or the first six months of 2007 and gains on sale of fixed assets and equity investments.

(4)	Capital expenditures primarily consist of property and equipment, purchased software and capitalized software development costs.

(5)	Debt calculated net of pro forma cash and cash equivalents at June 30, 2007, assuming $50 of cash remains on the balance sheet. The amount of cash to be used in the Transactions (and the amount of cash remaining on the balance sheet) may vary depending on our working capital position at the time of closing.

(6)	Cash interest expense does not include any amortization of capitalized financing costs.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited consolidated financial statements and unaudited condensed consolidated financial statements of Ceridian and subsidiaries appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended June 30, 2007. The unaudited pro forma condensed consolidated statements of operations give effect to the Transactions as if it they occurred on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if it they occurred on June 30, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had the Transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “The Transactions” above and “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the unaudited condensed consolidated financial statements and the related notes thereto appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended June 30, 2007. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

The Transactions will be accounted for using purchase accounting. The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date hereof, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note (a) under “—Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet,” to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. Any final adjustment may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

The unaudited pro forma condensed consolidated statements of operations data do not reflect any one-time charges directly related to the Transactions that we already have recorded or will record on or following the closing of the Transactions. These one-time charges include (1) amounts paid to employees to settle employee stock and certain incentive awards in connection with the Transactions, and (2) transaction related costs that will be paid in connection with the Transactions. Additionally, as noted above, the unaudited pro forma financial information does not reflect the effects of final purchase price allocation, for example, additional amortization and depreciation, which could be material.

Ceridian Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2007

(dollars in millions)

	Historical	Transaction Adjustments		Pro Forma, as Adjusted
ASSETS
Current assets:
Cash and equivalents	$386.1	$(336.1)	(a)	$50.0
Trade and other receivables, net	782.8	—		782.8
Current deferred income taxes	9.6	—		9.6
Other current assets	127.1	—		127.1

Total current assets	1,305.6	(336.1)		969.5
Property, plant and equipment, net	110.9	—		110.9
Goodwill	965.6	3,144.1	(b)	4,109.7
Other intangible assets, net	46.3	963.7	(b)	1,010.0
Software and development costs, net	58.9	151.1	(b)	210.0
Deferred income taxes	15.8	—		15.8
Other non-current assets	40.9	103.9	(c)	144.8

Total assets before customer funds	2,544.0	4,026.7		6,570.7
Customer funds	4,407.7	—		4,407.7

TOTAL ASSETS	$6,951.7	$4,026.7		$10,978.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term obligations	$7.4	$(2.8)	(a)	$4.6
Accounts payable	83.4	—		83.4
Drafts and settlements payable	313.7	—		313.7
Customer advances	37.4	—		37.4
Deferred revenue	159.6	—		159.6
Employee compensation and benefits	66.8	—		66.8
Other accrued expenses	66.2	(2.4)	(d)	63.8

Total current liabilities	734.5	(5.2)		729.3
Long-term obligations, less current portion	82.1	3,468.0	(a)	3,550.1
Deferred income taxes	28.1	446.0	(b)	474.1
Employee benefit plans	91.1	(25.7)	(e)	65.4
Other non-current liabilities	31.1	—		31.1

Total liabilities before customer funds obligations	966.9	3,883.1		4,850.0
Customer funds obligations	4,428.4	—		4,428.4

Total liabilities	5,395.3	3,883.1		9,278.4
Total stockholders’ equity	1,556.4	143.6	(f)	1,700.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,951.7	$4,026.7		$10,978.4

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Ceridian Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(dollars in millions)

Transaction Adjustments

(a) Adjustment to reflect the sources and uses of cash for the Transactions including a net adjustment of $336.1 reflected in the “Cash and equivalents” caption of the accompanying pro forma balance sheet. Set forth below is a summary of the anticipated sources and uses of cash in the Transactions:

Sources of cash:
Estimated available cash to be used in the Transactions(i)	$336.1
Term loan(ii)	2,250.0
Senior notes(ii)	1,000.0
Senior subordinated notes(ii)	300.0
Equity contribution(iii)	1,700.0

Total Sources	$5,586.1

Uses of cash:
Purchase of equity(iv)	$5,301.3
Repayment of existing debt(v)	84.8
Fees and Expenses(vi)	200.0

Total Uses	$5,586.1

(i)	Represents the estimated amount of cash available as of June 30, 2007 to be utilized in the Transactions, assuming $50.0 of cash remains on the balance sheet. The amount of cash to be used in the Transactions (and the amount of cash remaining on the balance sheet) may vary depending on our working capital position at the time of closing. As of September 30, 2007, the actual cash balance was $490.3.
(ii)	Represents the new debt assumed to finance the Transactions consisting of (1) a $2,250.0 term loan, (2) $1,000.0 of senior notes and (3) $300.0 of senior subordinated notes. We will also have a $300.0 revolving credit facility, up to $50.0 of which may be drawn concurrently with the consummation of the Transactions. Currently, we do not expect to borrow any amounts under the revolving credit facility at the closing of the Transactions. We and the initial purchasers have not determined if we will be offering the senior subordinated notes contemplated hereby. If we do not offer the senior subordinated notes, it is currently contemplated that the initial purchasers and/or their respective affiliates will either purchase the senior subordinated notes and/or provide senior subordinated financing in lieu thereof.
(iii)	Represents the total cash to be contributed by the Sponsors and their co-investors in the Transactions. Due to the increase in cash as of September 30, 2007, the equity contribution would be approximately $1,600.0.
(iv)	Represents the acquisition purchase price assuming 100% of the outstanding equity is acquired at $36.00 per share.
(v)	Represents the repayment of all existing debt, including debt owed under Comdata’s receivables securitization facility, which will be terminated at closing, but excluding capital lease obligations of $4.7 as of June 30, 2007.
(vi)	Includes commitment and financing fees payable in connection with our senior secured credit facilities and this offering and investment banking, legal, accounting and other costs for professional services rendered in connection with the Transactions, including fees payable to affiliates of the Sponsors. All fees and expenses are estimates and actual amounts may differ.

Ceridian Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet—(Continued)

(dollars in millions, except for per share data)

(b) Reflects the preliminary allocation to identifiable tangible and intangible assets, liabilities, deferred income taxes and goodwill of purchase price:

Purchase price(i)	$5,301.3
Estimated direct acquisition costs / transaction fees(ii)	69.4

Allocable purchase price	5,370.7
Tangible net assets acquired at historical costs(iii)	485.6
Unrecognized Transaction related expenses(iv)	(24.3)

Net assets acquired at adjusted costs	461.3

Excess of purchase cost over adjusted net assets acquired	4,909.4
Preliminary allocations to reflect fair value of net assets acquired:
Customer and technology-related intangibles(v)	(710.0)
Software(v)	(210.0)
Trademarks and tradenames(v)	(300.0)
Deferred income tax liability(vi)	446.0
Adjustment to pension and OPEB liabilities (note (e))	(25.7)

Preliminary allocation to goodwill	$4,109.7

(i)	Represents the total amount of cash consideration to be paid at closing of the Transactions assuming 100% of the outstanding equity is acquired at $36.00 (actual amount) per share.
(ii)	Represents estimated direct acquisition costs, including financial advisory, legal, accounting and equity Sponsor fees and expenses.
(iii)	Represents the net assets of $1,556.4 as of June 30, 2007 adjusted to exclude pre-existing intangible assets, software and development costs and goodwill asset balances of $1,070.8.
(iv)	Reflects $23.7 of unrecognized seller transaction related costs that will be recorded upon consummation of the Transactions and a $0.6 write-off of existing deferred financing fees.
(v)	These unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation to goodwill and other intangible assets. An appraisal will be performed to assist management in determining the fair value of acquired assets, including identifiable tangible and intangible assets. The final purchase price allocation may result in a materially different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. For purposes of these pro forma condensed consolidated financial statements, preliminary fair values and useful lives have been estimated based on our experience with acquired businesses and their related valuations and purchase price allocations. These estimates follow:

	Estimated useful lives (years)	Estimated fair value	Historical cost at June 30, 2007	Purchase accounting adjustment
Customer and technology-related intangibles	12	$710.0	$46.0	$664.0
Software	7	210.0	58.9	151.1
Trademarks and tradenames	Indefinite	300.0	0.3	299.7

Indefinite lived intangibles (i.e., trademarks and tradenames) are not amortized and will be evaluated for impairment on an annual basis. In addition, there could be other fair value adjustments that we have not yet identified or estimated.

(vi)	Represents the estimated impact on deferred income tax liabilities from the preliminary purchase accounting adjustments at an assumed statutory tax rate of 38%.

Ceridian Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet—(Continued)

(dollars in millions, except for per share data)

(c) Represents an adjustment for the deferred financing costs related to the Transactions (net of the $0.6 previously recorded deferred financing cost balance written off in purchase accounting).

(d) Reflects an adjustment to exclude the accrued transaction related expenses of $2.4 accrued on our June 30, 2007 balance sheet. We assume these expenses will be paid in connection with the Transactions.

(e) Reflects the adjustment of other noncurrent liabilities for pension and OPEB based on preliminary purchase accounting allocation. As a result of unrecognized changes in pension liability values and changes in actuarial assumptions, we will record a decrease to our net benefit liabilities.

As of the date hereof, we have not completed the actuarial valuations related to our employee benefit obligations. The final valuations will be based on exchange rates, asset values, discount rates and other actuarial assumptions appropriate at the date of closing. Therefore, the amount ultimately allocated to accrued and prepaid pension cost and the liabilities for OPEB may differ significantly from the amounts shown above.

(f) Adjustment to stockholders’ equity consists of the following:

Purchase accounting basis for excess of purchase cost over net assets acquired (note (b))	$3,812.9
Deferred financing costs (note (c))	103.9
Cash used in transaction (note (a))	(336.1)
New debt facilities, less repaid existing facilities (note (a))	(3,465.2)
Adjustment to pension obligations (note (e))	25.7
Elimination of accrued transaction costs (note (d))	2.4

$143.6

Ceridian Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended June 30, 2007

(dollars in millions)

	Twelve Months Ended June 30, 2007
	Historical	Transaction Adjustments		Pro Forma, as Adjusted
Revenue	$1,604.0	$—		$1,604.0
Cost of revenue	875.4	—		875.4
Selling, general and administrative	453.2	(17.7	)(a)	505.6
		73.7	(b)
		4.9	(c)
		(8.5	)(d)
Research and development	27.1	—		27.1
Loss on derivative instruments	1.3	—		1.3

Operating income	247.0	(52.4)		194.6
Other (income) expense, net	(11.6)	—		(11.6)
Interest income	(14.8)	12.4	(e)	(2.4)
Interest expense	6.1	333.3	(f)	339.4

Earnings (loss) before income taxes	267.3	(398.1)		(130.8)
Income tax provision (benefit)	87.4	(151.3	)(g)	(63.9)

Net income (loss)	$179.9	$(246.8)		$(66.9	)(h)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

Ceridian Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2007

(dollars in millions)

	Six Months Ended June 30, 2007
	Historical	Transaction Adjustments		Pro Forma, as Adjusted
Revenue	$813.5	$—		$813.5
Cost of revenue	443.6	—		443.6
Selling, general and administrative	236.6	(10.8	)(a)	255.9
		36.1	(b)
		2.5	(c)
		(8.5	)(d)
Research and development	13.2	—		13.2
Loss on derivative instruments	1.7	—		1.7

Operating income	118.4	(19.3)		99.1
Other (income) expense, net	(5.1)	—		(5.1)
Interest income	(9.4)	8.2	(e)	(1.2)
Interest expense	3.1	166.6	(f)	169.7

Earnings (loss) before income taxes	129.8	(194.1)		(64.3)
Income tax provision (benefit)	45.1	(73.8	)(g)	(28.7)

Net income (loss)	$84.7	$(120.3)		$(35.6	)(h)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

Ceridian Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2006

(dollars in millions)

	Year Ended December 31, 2006
	Historical	Transaction Adjustments		Pro Forma, as Adjusted
Revenue	$1,565.1	$—		$1,565.1
Cost of revenue	852.4	—		852.4
Selling, general and administrative	440.1	(15.1	)(a)	505.3
		75.4	(b)
		4.9	(c)
Research and development	28.6	—		28.6
Loss on derivative instruments	2.7	—		2.7

Operating income	241.3	(65.2)		176.1
Other (income) expense, net	(10.5)	—		(10.5)
Interest income	(13.5)	11.1	(e)	(2.4)
Interest expense	6.0	333.4	(f)	339.4

Earnings (loss) before income taxes	259.3	(409.8)		(150.5)
Income tax provision (benefit)	85.7	(155.7	)(g)	(70.0)

Net income (loss)	$173.6	$(254.1)		$(80.5)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

Ceridian Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2006

(dollars in millions)

	Six Months Ended June 30, 2006
	Historical	Transaction Adjustments		Pro Forma, as Adjusted
Revenue	$774.6	$—		$774.6
Cost of revenue	420.6	—		420.6
Selling, general and administrative	223.5	(8.2	)(a)	255.6
		37.8	(b)
		2.5	(c)
Research and development	14.7	—		14.7
Loss on derivative instruments	3.1	—		3.1

Operating income	112.7	(32.1)		80.6
Other (income) expense, net	(4.0)	—		(4.0)
Interest income	(8.1)	6.9	(e)	(1.2)
Interest expense	3.0	166.7	(f)	169.7

Earnings (loss) before income taxes	121.8	(205.7)		(83.9)
Income tax provision (benefit)	43.4	(78.2	)(g)	(34.8)

Net income (loss)	$78.4	$(127.5)		$(49.1)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

Ceridian Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(dollars in millions)

(a)	Represents the adjustment to SG&A expenses relating to our employee benefit plans for the impact of purchase accounting on our pension and OPEB expense. The adjustment primarily consists of the elimination of historical amortization of unrecognized actuarial losses and prior service costs. Such obligations will be recorded in purchase accounting in accordance with GAAP as determined by actuarial valuations.

The pro forma amounts are preliminary in nature. As of the date hereof, we have not completed the actuarial valuations related to our employee benefit obligations. The final valuations and impact on pro forma net operating results will be based on exchange rates, asset values, discount rates and other actuarial assumptions appropriate at the date of closing. Therefore, the pro forma statement of operations impact for pension and OPEB plan expenses may differ significantly from the amounts shown above. Additionally, for purposes of the pro forma statement of operations presented above, we have applied the entire pro forma impact to SG&A expenses, whereas a portion of the adjustment likely relates to direct cost of revenue.

(b)	Represents change in amortization based upon preliminary estimates of fair values and useful lives of identified intangible assets. See Note (b) under “—Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet” above.

These unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation to tangible and intangible assets. An appraisal will be performed to assist management in determining the fair value of acquired assets, including identifiable tangible and intangible assets. The final purchase price allocation may result in a materially different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma consolidated statements of operations. The following table shows the impact on pro forma pre-tax income (loss) from operations for every $100.0 of purchase price allocated to amortizable and depreciable assets at a range of weighted-average useful lives:

	Decrease to Pro Forma Income (Loss) from Operations
	Twelve months	Six months
Weighted Average Life
Six years	$(16.6)	$(8.3)
Eight years	(12.5)	(6.3)
Ten years	(10.0)	(5.0)
Twelve years	(8.3)	(4.2)
Fifteen years	(6.7)	(3.3)

(c)	Reflects the adjustment to SG&A expense for the annual monitoring fee of $4.9 that we will pay to the Sponsors after the close of the Transactions. See “Certain Relationships and Related Party Transactions.”

(d)	Reflects the elimination of transaction costs recognized in our historical operating results and related to the Transactions.

(e)	Reflects pro forma adjustment to interest income to reflect use of cash in connection with the Transactions. The adjustment assumes an opening cash balance of $50.0 and an interest rate or investment return comparable to the historical period. To the extent average cash balances are greater or less than $50.0 or the average interest rate or investment return differs from historical returns, pro forma interest income will differ from the amounts presented above.

Ceridian Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations—(Continued)

(dollars in millions)

(f)	Reflects pro forma interest expense resulting from our new capital structure using applicable LIBOR rates as of October 1, 2007 as follows:

	Year Ended December 31, 2006	Six Months Ended June 30,		Twelve Months Ended June 30, 2007
		2006	2007
		(dollars in millions)
Senior notes, senior subordinated notes and term loan facility(i)	$323.6	$161.8	$161.8	$323.6
Revolving credit facility(ii)	—	—	—	—
Other(ii)	2.0	1.0	1.0	2.0

Total cash interest expense	325.6	162.8	162.8	325.6
Amortization of capitalized debt issuance costs(iii)	13.8	6.9	6.9	13.8

Total pro forma interest expense	339.4	169.7	169.7	339.4
Less: historical interest expense	(6.0)	(3.0)	(3.1)	(6.1)

Net adjustment to interest expense	$333.4	$166.7	$166.6	$333.3

(i)	Reflects pro forma interest expense on the senior notes, senior subordinated notes and term loan facility at an assumed weighted average interest rate of 9.11%.
(ii)	Pro forma interest expense assumes no outstanding balance on the $300.0 revolving credit facility. The “other” interest expense component represents commitment fees of 0.5% on the assumed $300.0 undrawn balance of the revolving credit facility and interest expense related to capital lease obligations.
(iii)	Represents debt issuance costs associated with the new bank facilities amortized over six years for the revolving facility, seven years for term loan facilities, eight years for the senior notes and ten years for the senior subordinated notes using the effective interest rate method.

Interest sensitivity

The assumed interest rates for our senior secured credit facilities and the notes are subject to change. A 0.125% change in interest rates on the term loan facility and the notes would change interest expense for the twelve-month and six-month periods by $4.4 and $2.2, respectively.

Using the assumed interest rate for our new senior secured credit facilities of 7.99%, a $100.0 increase in borrowings under our revolving credit facility would increase annual interest expense by $8.0.

(g)	Represents the income tax effect of the pro forma adjustments, calculated at an assumed statutory tax rate of 38%.
(h)	Net income does not include the effects of the following non-recurring items: $11.3 of costs related to the net settlement of outstanding stock options and restricted stock units, and $101.6 of transaction related costs that will be paid in connection with the Transactions (approximately $6.1 was already paid prior to June 30, 2007). Because these expenses are directly related to the Transactions and will not have a continuing impact, they are excluded from pro forma income from continuing operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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Earnings Before Interest and Taxes

We measure business segment results by reference to earnings before interest and taxes (“EBIT”) because interest income and interest expense are not allocated to our segments. Revenue between business segments is not material and is eliminated upon consolidation. Expenses incurred by corporate center operations are directly charged or otherwise allocated to the business segments. Corporate center costs include medical, workers compensation, casualty and property insurance, retirement plan expenses, treasury services, tax services, audit services, accounting services, general management services and other corporate overhead such as occupancy and aircraft costs. Certain of these costs are charged to the business segment based on usage or direct costs and the remainder are allocated on a consistent basis based on a percentage of revenue.

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Legal Proceedings

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Other Matters

In March and April 2007, six representatives of owner-operated independent–truck stops located in several states filed nearly identical complaints in the United States District Court for the Eastern District of Pennsylvania against Ceridian and its wholly-owned subsidiary Comdata, alleging anticompetitive conduct with respect to trucker fleet card and point-of-sale systems businesses in violation of the Sherman Antitrust Act, Sections 1 and 2. The plaintiffs seek class certification and are asking for damages described by plaintiffs as the overcharges plaintiffs and other members of the class paid to defendants, trebled; pre- and post-judgment interest; injunctive relief to prevent further anticompetitive conduct; and the costs of suit, including reasonable attorneys’ fees. We believe these claims are without merit and we intend to vigorously defend our positions in these actions. Pursuant to a settlement agreement, plaintiffs have agreed to voluntarily dismiss Ceridian without prejudice.

Also, two suits have been filed against Ceridian and/or its Board of Directors since the announcement of the pending merger involving Ceridian and affiliates of the Sponsors. Adverse outcomes in these lawsuits could negatively impact our stock price, future business and financial results.

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